                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                           EDDIE BAUER HOLDINGS, INC.


                                   ARTICLE I

                                      Name
                                      ----

     The name of the corporation is Eddie Bauer Holdings, Inc. (the "Corporation").

ARTICLE II

                     Registered Office and Registered Agent
                     --------------------------------------

     The street address of the initial registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.


                                  ARTICLE III

                               Corporate Purpose
                               -----------------

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").


                                   ARTICLE IV

                                  Capital Stock
                                  -------------

     The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is 105 million, consisting of 100 million shares of Common Stock, par value $0.01 per share and 5 million shares of Preferred Stock, par value $0.01 per share. Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration, and for such corporate purposes as the Board of Directors may from time to time determine.

     Each share of Common Stock shall be equal to each other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.


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     The Board of Directors is hereby authorized, in accordance with the laws of the State of Delaware and subject to the provisions in this Certificate of Incorporation, to issue one or more series Preferred Stock from time to time, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. The Board of Directors may fix the numbers, designations, rights (other than voting rights), preferences and limitations of each such series. The Board of Directors may, subject to the provisions of this Certificate of Incorporation and the laws of the State of Delaware, change the designation, powers, preferences, and rights of, and number of shares in, any series as to which no shares have been issued.

     Each share of Preferred Stock of any series shall have voting rights equal to 1/1000th of the vote of one share of Common Stock and all holders of shares of Preferred Stock shall vote together with the holders of Common Stock.

     The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.


                                   ARTICLE V

     Restrictions on Ownership, Acquisition and Redemption of Shares
     ---------------------------------------------------------------

     (1) Definitions. For purposes of this Article V and Article X, the following capitalized terms shall have the following respective meanings:

     "Acquire" means the acquisition of ownership of Corporation Securities by any means, including, without limitation, (i) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, or (ii) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Corporation Securities, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered an owner. The terms "Acquires" and "Acquisition" shall have the same meaning.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Corporation Securities" means (i) shares of Common Stock, (ii) shares of Preferred Stock, (iii) warrants, rights or options (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (iv) any other interests that would be treated as "stock" of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18).

     "Effective Date" means the effective date of the Plan of Reorganization, which shall be the date of filing of this Certificate of Incorporation.

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     "Initial Substantial Holder" means the Percentage Stock Owner of at least
4.75% of any class of the Corporation Securities as of the Effective Date, after giving effect to the Plan of Reorganization.

     "Percentage Stock Ownership" means percentage stock ownership as determined in accordance with Treasury Regulation Section 1.382-2T(g), (h), (j) and (k).

     "Person" means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization.

     "Plan of Reorganization" means the Modified First Amended Joint Plan of Reorganization of Affiliated Debtors pursuant to Chapter 11 of the Bankruptcy Code, as confirmed by order dated May 25, 2005 by the United States Bankruptcy Court.

     "Prohibited Transfer" means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this
Article V.

     "Restriction Release Date" means the earliest of (i) any date after the Effective Date if the Board of Directors in good faith determines that the requirements under Section 382(l)(5) of the Code will not be satisfied with respect to the ownership change occurring directly as a result of the consummation of the Plan of Reorganization; (ii) any date after the Effective Date if the stockholders of the Corporation so vote in accordance with applicable law; (iii) any date after the Effective Date, but not earlier than January 1, 2008, if the Board of Directors in good faith determines that it is in the best interests of the Corporation and its stockholders for the ownership and transfer limitations set forth in this Article V to expire; or (iv)
January 4, 2009.

     "Substantial Holder" means the Percentage Stock Owner of at least 4.75% of any class of the Corporation Securities.

     "Tax Benefits" means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any "net unrealized built-in loss" within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

     "Transfer" means any direct or indirect Acquisition, sale, transfer, assignment, conveyance, pledge, or other disposition of Corporation Securities. A Transfer also shall include the creation or grant of an option (including within the meaning of Treasury Regulations Section 1.382-2T(h)(4)(v)).

     "Treasury Regulation Section 1.382-2T" means the temporary income tax regulations promulgated under Section 382 and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

     (2)  Ownership Limitations.

          (a) From and after the Effective Date and prior to the Restriction Release Date, no Person shall be permitted to make a Transfer, and any such purported Transfer
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will be void ab initio, to the extent that after giving effect to such purported
Transfer (i) the purported transferee or a person related to the purported transferee would become a Substantial Holder, or (ii) the Percentage Stock Ownership of a Person that, prior to giving effect to the purported Transfer, is an Initial Substantial Holder or a Substantial Holder would be increased. The prior sentence is not intended to prevent the Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transactions in the Corporation Securities entered into through the facilities of the Nasdaq
National Market, but such transaction, if prohibited by the prior sentence, shall nonetheless be a Prohibited Transfer.

          (b) The restrictions set forth in Section (2)(a) of this Article V shall not apply to a proposed Transfer if the transferor or the transferee, upon providing at least 15 days prior written notice of such proposed Transfer to the Board of Directors of the Corporation, obtains the written consent to the proposed Transfer from a majority of the Board of Directors of the Corporation. The Board of Directors of the Corporation shall consent to such proposed Transfer within 10 days of receiving such written notice, unless the Directors determine in good faith based on their reasonable assessment that the proposed Transfer could jeopardize realization of the full benefits of unrestricted use of the net operating loss carryovers of the Corporation or its subsidiaries. As a condition to granting its consent, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) such representations from the transferor and/or transferee or such opinions of counsel to be rendered by counsel selected by the Board of Directors, in each case as to such matters as the Board of Directors determines.

     (3)  Treatment of Excess Securities.

          (a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the "Purported Transferee") shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the "Excess Securities"). The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities.

          (b) If the Board of Directors determines that a Prohibited Transfer has been recorded by an agent or employee of the Corporation, such recording and the Prohibited Transfer shall be void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (the "Prohibited Distributions"), to an agent designated by the Board of Directors (the "Agent"). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm's-length transactions (including over the Nasdaq National Market or other national securities exchange on which the Corporation Securities may be traded, if possible); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation's demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to
Section 3(c) of this Article V if the Agent, rather than the Purported Transferee, had resold the Excess Securities.

          (c) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows:

      (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;

      (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, (1) calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer or, (2) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the counter market, then as determined in good faith by the Board of Directors, which amount (or fair market value) shall be determined at the discretion of the Board of Directors); and

      (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) ("Section 501(c)(3)") selected by the Board of Directors, provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 4.75% or greater Percentage Stock Ownership interest in any class of Corporation Securities, then such

           Excess Securities shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors such that no organization qualifying under Section 501(c)(3) shall possess Percentage Stock Ownership of a class of Corporation Securities in excess of 4.75%.

     The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (B) of the preceding sentence. Except as may be required by law, in no event shall the proceeds of any sale of Excess Securities pursuant to this Article V inure to the benefit of the Corporation.

           (d) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section
(3)(b) of this Article V, then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.

     (4)    Bylaws; Legends; Compliance.

            (a) The bylaws of the Corporation (the "Bylaws") may make appropriate provisions to effectuate the requirements of this Article V.

            (b) All certificates representing Corporation Securities issued after the effectiveness of this Article V and prior to the Restriction Release Date shall bear a conspicuous legend as follows:

     "THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO OWNERSHIP RESTRICTIONS PURSUANT TO ARTICLE V OF THE CERTIFICATE OF INCORPORATION OF EDDIE BAUER HOLDINGS, INC. REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE."

          (c) The Corporation shall have the power to make appropriate notations upon its stock transfer records and instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article V for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.

          (d) The Board of Directors shall have the power to determine all matters necessary for determining compliance with this Article V, including, without limitation, determining (A) the identification of Substantial Holders,
(B) whether a Transfer is a Prohibited Transfer, (C) the Percentage Stock Ownership in the Corporation of any Substantial Holder, (D) whether an instrument constitutes a Corporation Security, (E) the amount (or fair market value) due to a Purported Transferee pursuant to clause (B) of paragraph (3)(c) of this Article V, and (F) any other matters which the Board of Directors determines to be relevant. The good faith determination of the Board of Directors on such matters shall be conclusive and binding for the purposes of this Article V.

                                   ARTICLE VI

                                    Directors
                                    ---------


     (1) Elections of the directors of the Corporation need not be by written ballot, except and to the extent provided in the Bylaws of the Corporation.

     (2) To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     (3) No director nominated by the official committee of unsecured creditors appointed pursuant to Section 1102 of the U.S. Bankruptcy Code may be removed without cause during the initial term of the initial directors, which shall be two years.


                                  ARTICLE VII

                                 Indemnification
                                 ---------------


     The Corporation shall have the power to indemnify its directors, officers and other persons as provided in the Bylaws of the Corporation, as may be amended from to time.


                                  ARTICLE VIII

                                     Bylaws
                                     ------


     The Board shall have the power to adopt, amend or repeal the Bylaws of the Corporation.


                                   ARTICLE IX

                                 Reorganization
                                 --------------


     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under
Section 279 of Title 8 of the General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.


                                   ARTICLE X

               Section 1123 of the United States Bankruptcy Code
               -------------------------------------------------


     The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of the Bankruptcy Code as in effect on the effective date of the Plan of Reorganization; provided, however, that this Article X of this Certificate of Incorporation (a) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as in effect from time to time.

                                   ARTICLE XI

                  Personal Liability of Directors or Officers
                  -------------------------------------------


     A director or any officer of the Corporation shall not be personally liable to the Corporation or its stockholders for the breach of any duty owed to the Corporation or its stockholders except to the extent that an exemption from personal liability is not permitted by the General Corporation Law.


                                  ARTICLE XII

                                    Amendment
                                    ---------


     The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights and powers conferred in this Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.


                                  ARTICLE XIII

                                  Incorporator
                                  ------------


     The name and mailing address of the sole incorporator are as follows:


      Name                                    Mailing Address
      ----                                    ---------------

      Christopher Dumper                      Shearman & Sterling LLP
                                              1080 Marsh Road
                                              Menlo Park, CA 94025-1022

     I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 21st day of June, 2005.



                                       /s/ Christopher Dumper
                                           ----------------------
                                           Christopher Dumper